CONFIDENTIAL TREATMENT REQUESTED BY SPOTIFY TECHNOLOGY S.A. PURSUANT TO 17 CFR 200.83

Exhibit 3.1

Document émis électroniquement

Registre de Commerce et des Sociétés

Numéro RCS : B123052

Référence de dépôt : L170232116

Déposé et enregistré le 28/11/2017

« SPOTIFY TECHNOLOGY S.A. »

société anonyme

L-1610 Luxembourg, 42-44, Avenue de la Gare

R.C.S. Luxembourg, section B numéro 123 052

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STATUTS COORDONNES à la date du 16 novembre 2017

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CHAPTER I. FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1.- Form, Name

There is hereby established a company (the “Company”) in the form of a “société anonyme” which will be governed by the laws of the Grand Duchy of Luxembourg, especially the law of August 10th, 1915 on commercial companies, as amended, by article 1832 of the Civil Code and by the present articles of incorporation (The “Articles of Incorporation”).

The Company will exist under the name of “SPOTIFY TECHNOLOGY S.A.”.

Article 2.- Registered Office

The Company will have its registered office in the City of Luxembourg.

The registered office may be transferred to any other place within the City of Luxembourg by a resolution of the Board of Directors.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Board of Directors.

In the event that in the view of the Board of Directors extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Article 3.- Object

The object of the Company is the acquisition and holding of direct or indirect interests in Luxembourg and/or in foreign undertakings, as well as the administration, development and management of its holdings.

The Company may provide any financial assistance to subsidiaries, affiliated companies or other companies forming part of the group of which the Company belongs, such as, among others, the providing of loans and the granting of guarantees or securities in any kind or form.

The Company may also use its funds to invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and privately issue bonds or notes.

In a general fashion the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.

Article 4.- Duration

The Company is established for an unlimited duration.

It may be dissolved by a decision of the sole shareholder or by a general meeting voting with the quorum and majority rules provided by law.

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CHAPTER II. CAPITAL, SHARES

Article 5.- Capital

The corporate subscribed share capital is set at ninety-five thousand twenty-eight point seven hundred twenty-five Euro (95,028.725 EUR) divided into three million eight hundred one thousand one hundred forty-nine (3,801,149) shares having a nominal value of zero point zero twenty-five Euro (0.025 EUR) each.

The company’s authorized share capital is fixed at one hundred fifty six thousand eight hundred forty-seven point three hundred seventy-five Euro (156,847.375 EUR) divided into six million two hundred seventy-three thousand eight hundred ninety-five (6,273,895) shares with a par value of zero point zero twenty-five Euro (0,025 EUR) each.

The Board of Directors is authorized to sub-delegate to one of the Company’s Directors or officer of the Company or to any other duly authorized person, during a period ending five (5) years after the date of publication of the minutes of the extraordinary general meeting of shareholders held on 21 April 2016, in the Mémorial C, Recueil des Sociétés et Associations, (i) realise any increase of the corporate capital within the limits of the authorised capital in one or several successive tranches, by the issue of new shares, with or without share premium, in consideration for a payment in cash or in kind (a) following the exercise of subscription rights and/or (b) following the exercise of conversion rights granted by the Board of Directors under the terms of warrants (which may be separate or attached to shares, notes or similar instruments), convertible notes or similar instruments issued from time to time by the Company, (c) by conversion of claims or (d) in any other manner; (ii) determine the place and date of the issue, the issue price, the terms and conditions of the subscription and the payment of the newly issued shares; and (iii) withdraw or restrict the preferential subscription right of the shareholders in case the new shares are subscribed for in cash.

The authorized and the subscribed capital of the Company may be increased or reduced by a decision of the general meeting of shareholders voting with the same quorum as for the amendment of the articles of incorporation..

Article 6.- Shares

The shares will be in the form of registered shares only.

A shareholders’ register which may be examined by any shareholder will be kept at the registered office. The register will contain the precise designation of each shareholder and the indication of the number of shares held, the indication of the payments made on the shares as well as the transfers of shares and the dates thereof.

Each shareholder will notify to the Company by registered letter its address and any change thereof. The Company will be entitled to rely on the last address thus communicated.

Ownership of the registered share will result from the recordings in the shareholders’ register.

The transfers of shares will be carried out by a declaration of transfer entered into the shareholders’ register, dated and signed by the transferor and the transferee or by their representative(s). The transfers of shares may also be carried out in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the shareholders’ register any transfer referred to in any correspondence or other document showing the consent of the transferor and the transferee.

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Certificates reflecting the recordings in the shareholders’ register will be delivered to the shareholders.

The Company may issue multiple share certificates.

Shares may be held in trust by one or several shareholders.

Article 7.- Increase and Reduction of Capital

The authorized capital and the subscribed capital of the Company may be increased or reduced in one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Incorporation or, as the case may be, by the law for any amendment of these Articles of Incorporation.

The subscribed capital of the Company may also be increased in one or several times by a resolution of the Board of Directors within the limits of the authorized capital.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than thirty days.

Notwithstanding the above, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles of Incorporation, may limit or withdraw the preferential subscription right or authorize the Board of Directors to do so.

Article 8.- Acquisition of own shares

The Company may acquire its own shares.

The acquisition and holding of its own shares will be in compliance with the conditions and limits established by the law.

CHAPTER III. BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 9.- Beneficiary Certificates

The Company may issue, from time to time, beneficiary certificates (“parts bénéficiaires”) having the rights set forth in these Articles of Incorporation (the “Beneficiary Certificates”). The Board of Directors is hereby authorized to issue up to 35,000,000 Beneficiary Certificates without reserving to the existing shareholders a pre-emptive right to subscribe for the Beneficiary Certificates issued. The Beneficiary Certificates may only be issued to shareholders of the Company. The Board of Directors shall determine, in its absolute discretion, to which shareholders such Beneficiary Certificates shall be issued. At the time of their issuance, the Board of Directors shall link the Beneficiary Certificates to one or more shares of the Company held by the shareholder(s) to whom they are being issued based on a specific ratio applicable to such shareholder as determined by the Board of Directors at time of issuance, with such ratio expected to be between 1:1 and 20:1 of Beneficiary Certificates to shares.

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In the event that the Board of Directors proceeds to an issue of Beneficiary Certificates in accordance with the provisions of this Article 9, it shall take, or cause to be taken, all steps necessary to amend the Articles of Incorporation to reflect such issuance.

The Beneficiary Certificates shall be issued in registered form only and the ownership of each Beneficiary Certificate shall be established by an entry in a register of Beneficiary Certificates (the “BC Register”). The BC Register shall constitute evidence of ownership of the Beneficiary Certificates and the person whose name appears in the BC Register as a holder shall be treated as the owner of the Beneficiary Certificates registered in his name.

The BC Register may be maintained by the Company at its registered office or may be entrusted by the Company to a transfer agent. The BC Register shall contain the identity of the holders, the number of Beneficiary Certificates held by each of them as well as their address and the date of entry. In case of transfer, redemption or cancellation in accordance with the provisions of these Articles of Incorporation, appropriate entries shall be made.

The Company shall recognize only one single owner per Beneficiary Certificate. If one or more Beneficiary Certificates are jointly owned, or if fractions of a Beneficiary Certificate are held by several holders or if the ownership of such Beneficiary Certificate(s) is disputed, all persons claiming a right to such Beneficiary Certificate(s), or holding a fraction of a Beneficiary Certificate respectively, have to appoint one single attorney to represent such Beneficiary Certificate(s) towards the Company. The failure to appoint such attorney implies a suspension of the voting right(s) attached to such Beneficiary Certificate(s).

The Beneficiary Certificates shall not carry any right to participate in any dividend, share premium repayment or any other kind of distributions, including the distribution of any liquidation proceeds, made by the Company.

Each Beneficiary Certificate shall carry one (1) vote at any general meeting of the Company and each Beneficiary Certificate will be taken into consideration for the calculation of quorum and majority required for any such general meeting of the Company. Unless the context or the terms of the present Article otherwise require, any reference to the shareholders made in the present Articles of Incorporation shall also include the holders of the Beneficiary Certificates.

The Beneficiary Certificates may not be transferred and shall automatically be cancelled in case of sale or transfer of the share(s) to which they are linked, provided that exceptions to transfers of Beneficiary Certificates or to their cancellation upon sale or transfer of the respective underlying shares to which they are linked may be made by the Board of Directors on a case-by-case basis and in its absolute discretion, at which time the Board may also recalculate the ratio and, if applicable, re-allocate any such non-cancelled Beneficiary Certificates to the remaining applicable shares (which are already linked to other Beneficiary Certificates) on a pro rata basis. In case of any permitted recalculation of shares as a result of a share split, bonus issue of shares, subdivision or split of shares or a combination of shares through a reverse split or similar actions, the Beneficiary Certificates shall be treated in the same manner as the shares to which they are linked.

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In the same manner, all the Beneficiary Certificates shall automatically be cancelled in case the number of shares held by Rosello Company Limited and D.G.E Investments Ltd, including their respective successors, in the aggregate, falls under 189,115.

Any amendment to the rights of the holders of Beneficiary Certificates set out in the Articles of Incorporation shall require a decision of the general meeting of shareholders adopted with the quorum and majority required for an amendment to the Articles of Incorporation. In addition, the same quorum and majority shall also be reached in a meeting of the holders of Beneficiary Certificates as if the same were voting as a separate class.

Article 10.- Board of Directors

The Company will be managed and administered by a board of directors (the “Board of Directors”) composed of class A directors (the “A Directors”) and B Directors (the “B Directors”) who need not be shareholders (the “Directors”).

The Directors will be elected by the shareholders’ meeting which will determine the duration of their mandate, and they will hold office until their successors are elected. They are re eligible, but they may be removed at any time, with or without cause, by a resolution of the shareholders’ meeting.

Article 11.- Meetings of the Board of Directors

The Board of Directors will appoint from among its members a chairman (the “Chairman”). It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholders.

The Board of Directors will meet upon call by the Chairman. A meeting of the Board of Directors must be convened if any of two Directors so require.

The Chairman will preside at all meetings of the Board of Directors and of the shareholders (if required), except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairman pro tempore by vote of the majority present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours’ written notice of board meetings shall be given in writing, by fax, by telegram or by e-mail. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax, by telegram or by e-mail of each Director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.

Every Board meeting shall be held in Luxembourg or such other place as the Board of Directors may from time to time determine.

Any Director may act at any meeting of the Board of Directors by appointing in writing, by fax or by telegram another Director as his proxy.

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A quorum of the Board of Directors shall be one (1) A Director and one (1) B Director present at the meeting or three (3) Directors holding office.

All business arising at any meeting of the Board of Directors shall be determined by resolution passed by a majority of votes cast provided at least one (1) A Director and one (1) B Director (in each case, whether in person or by proxy) votes in favour of the resolution. In the case of an equality of votes, the Chairman shall have the right to cast the deciding vote (the “Casting Vote”). The Casting Vote shall be personal to the Chairman and will not transfer to any other director acting as a chairman of a meeting of the Board of Directors in the Chairman’s absence.

One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

In case of urgency, a written decision, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

Article 12.- Minutes of Meetings of the Board of Directors

The minutes of any meeting of the Board of Directors will be signed by the Chairman of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairman and by the secretary (if any) or by any two members of the Board of Directors.

Article 13.- Powers of the Board of Directors

The Board of Directors is vested with the broadest powers (except for those powers which are expressly reserved by law to the sole shareholder or the general meeting of shareholders) to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles of Incorporation to the sole shareholder or the general meeting of shareholders are in the competence of the Board of Directors.

Article 14.- Delegation of Powers

According to article 60 of the Law, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more directors (the “Managing Director(s)”), officers, managers or other agents, associate or not, acting alone or jointly. Their nomination, revocation and powers shall be settled by a resolution of the board of directors. The delegation to a member of the board of directors shall entail the obligation for the board of directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate. The Company may also grant special powers by authentic proxy or power of attorney by private instrument.

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Article 15.- Conflict of Interests

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or any officer of the Company has a personal interest in, or is a director, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Director or officer of the Company who serves as a director, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Notwithstanding the above, in the event that any Director of the Company may have any personal interest in any transaction of the Company, he shall make known to the Board of Directors such personal interest and shall not consider or vote on any such transaction, and such transaction and such Director’s interest therein shall be reported to the sole shareholder or to the next general meeting of shareholders.

The Company shall indemnify any Director or officer and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is the shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Article 16.- Representation of the Company

The Company will be bound towards third parties by the joint signature of any A Director and any B Director or by the sole signature of the person to whom the daily management of the Company has been delegated, within such daily management or by the joint signatures or sole signature of any persons to whom such signatory power has been delegated by the Board of Directors, but only within the limits of such power.

Article 17.- Statutory Auditors

The supervision of the operations of the Company is entrusted to one or more auditors who need not be shareholders.

The auditors will be elected by the sole shareholder or by the general meeting of shareholders, which will determine the number of such auditors, for a period not exceeding six years, and they will hold office until their successors are elected. At the end of their term as auditors, they shall be eligible for re-election, but they may be removed at any time, with or without cause, by a resolution of the sole shareholder or the general meeting of shareholders.

CHAPTER IV. MEETING OF SHAREHOLDERS

Article 18.- Powers of the Meeting of Shareholders

The sole shareholder or any regularly constituted meeting of shareholders of the Company represents the entire body of shareholders.

It has the powers conferred upon it by law.

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Article 19.- Annual General Meeting

The annual general meeting will be held at the registered office of the Company or at such other place as may be specified in the notice convening the meeting on the last working day in the month of June of each year, at 03.00 p.m..

If such day is a public holiday, the meeting will be held on the next following business day.

Article 20.- Other General Meetings

The Board of Directors may convene other general meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company’s capital so require.

Shareholders’ meetings, including the annual general meeting, may be held abroad if, in judgment of the Board of Directors, which is final, circumstances of force majeure so require.

Article 21.- Procedure, Vote

Shareholders will meet upon call by the Board of Directors or the auditor(s) made in compliance with Luxembourg law. The notice sent to the shareholders in accordance with the law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

If all the shareholders are present or represented at a shareholders’ meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

A shareholder may act at any meeting of the shareholders by appointing in writing, by fax or telegram as his proxy another person who need not be a shareholder.

The Board of Directors may determine all other conditions that must be fulfilled in order to take part in shareholders’ meeting.

Except as otherwise required by law or by the present Articles of Incorporation, resolutions will be taken by a simple majority of votes irrespective of the number of shares present or represented at the meeting.

One vote is attached to each share.

Copies of extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by any two members of the Board of Directors or by the Chairman of the Board of Directors.

CHAPTER V. FINANCIAL YEAR, DISTRIBUTION OF PROFITS

Article 22.- Financial Year

The Company’s financial year begins on the first day of January and ends on the last day of December in every year.

The Board of Directors shall prepare annual accounts in accordance with the requirements of Luxembourg law and accounting practice.

Article 23.- Appropriation of Profits

From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. That allocation will cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed capital of the Company.

The sole shareholder or the general meeting of shareholders shall determine how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholders as dividend.

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Subject to the conditions fixed by law, the Board of Directors may pay out an advance payment on dividends. The Board of Directors fixes the amount and the date of payment of any such advance payment.

The Company may repurchase its own shares in compliance with the law.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 24.- Dissolution, Liquidation

The Company may be dissolved by a decision of the general meeting voting with the same quorum and majority as for the amendment of these Articles of Incorporation, unless otherwise provided by law.

Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the general meeting of shareholders, which will determine their powers and their compensation.

After payment of all the debts of and charges against the Company and of the expenses of liquidation, the net assets shall be distributed equally to the holders of the shares pro rata to the number of the shares held by them.

CHAPTER VII. AMENDMENT OF THE

ARTICLES OF INCORPORATION

Article 25. These articles of incorporation may be amended by a resolution of the general meeting of shareholders adopted under the conditions of quorum and majority provided for in article 67-1 of the Law.

CHAPTER VIII. APPLICABLE LAW

Article 26.- Applicable Law

All matters not governed by these articles of incorporation shall be determined in accordance with the Law. Where any matter contained in these articles of incorporation conflicts with the provisions of the Shareholders’ Agreement, the Shareholders’ Agreement shall prevail inter partes and to the extent permitted by Luxembourg law.

Suit la traduction en français du texte qui précède:

CHAPITRE Ier.- FORME, DÉNOMINATION,

SIÈGE, OBJET, DURÉE

Article 1 er. Forme, Dénomination

Il est formé par les présents une société (la « Société ») sous la forme d’une ‘société anonyme’ qui sera régie par les lois du Grand-Duché de Luxembourg (la « Loi ») et notamment la loi du 10 aout 1915 sur les sociétés commerciales comme modifiée, l’article 1382 du Code civil et par les présents statuts (les « Statuts »).

La Société adopte la dénomination « SPOTIFY TECHNOLOGY S.A. »

Article 2. Siège social

Le siège social est établi à Luxembourg-Ville.

Le siège social peut être transféré à tout autre endroit de la Ville de Luxembourg par décision du Conseil d’Administration,

Des succursales ou autres bureaux peuvent être établis soit au Grand-Duché de Luxembourg, soit à l’étranger par une décision du Conseil d’Administration,

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Si le Conseil d’Administration, estime que des événements extraordinaires d’ordre politique, économique ou social compromettent l’activité normale de la Société à son siège social ou la communication aisée avec ce siège ou entre ce siège et l’étranger ou que de tels événements sont imminents, le siège social pourra être transféré temporairement à l’étranger jusqu’à la cessation complète de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, restera régie par la Loi. Ces mesures provisoires seront prises et portées à la connaissance de tout intéressé par le Conseil d’Administration ou l’Administrateur unique, selon le cas.

Article 3. Objet

La Société a pour objet la prise de participations et la détention de participations directes ou indirectes dans des entreprises luxembourgeoises et/ou étrangères ainsi que l’administration, la gestion et la mise en valeur de ces participations.

La Société peut accorder toute assistance financière à des filiales, des sociétés affiliées ou à d’autres sociétés appartenant au même groupe de sociétés que la Société, notamment des prêts, garanties ou sûretés sous quelque forme que ce soit.

La Société peut employer ses fonds en investissant dans l’immobilier ou les droits de propriété intellectuelle ou tout autre actif mobilier ou immobilier sous quelque forme que ce soit.

La Société peut emprunter sous toutes formes et procéder à l’émission d’obligations.

D’une manière générale, elle peut effectuer toute opération commerciale, industrielle ou financière qu’elle jugera utile à l’accomplissement et au développement de son objet social.

Article 4. Durée

La Société est établie pour une durée illimitée.

La Société peut être dissoute par décision de l’associé unique ou par une assemblée générale votant avec le quorum et la majorité prévus par la loi.

CHAPITRE II.- CAPITAL, ACTIONS

Article 5. Capital social

Le capital social souscrit émis est fixé à quatre-vingt-quinze mille vingt-huit virgule sept cent vingt-cinq euros (95.028,725 EUR) divisé en trois millions huit cent un mille cent quarante-neuf (3.801.149) actions d’une valeur nominale de zéro virgule zéro vingt-cinq euros (0,025 EUR) chacune.

Le capital autorisé de la Société est fixé à cent cinquante-six mille huit cent quarante-sept virgule trois cent soixante-quinze euros (156.847,375 EUR) divisé en six millions deux cent soixante-treize mille huit cent quatre-vingt-quinze (6.273.895) actions d’une valeur nominale de zéro virgule zéro vingt-cinq euros (0,025 EUR) chacune.

Le conseil d’administration de la Société est autorisé de sous-déléguer à un des administrateurs de la Société, fondé de pouvoir de la Société, ou toute autre personne dûment autorisée, pendant une période se terminant cinq (5) ans après la date de publication du procès-verbal de l’assemblée générale extraordinaire des actionnaires tenue le 21 avril 2016, au Mémorial C, Recueil des Sociétés et Association, de (i) réaliser

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toute augmentation du capital social dans les limites du capital autorisé en une ou plusieurs tranches successives par l’émission de nouvelles actions avec ou sans prime d’émission, en contrepartie d’un paiement en espèces ou en nature, (a) suivant l’exercice des droits de souscription et/ou (b) suivant l’exercice des droits de conversion accordés par le conseil d’administration sous les conditions de bons de souscription (pouvant être attachés ou séparés d’actions, d’obligations ou autres instruments similaires), d’obligations convertibles ou d’autres instruments similaires émis de temps en temps par la Société, (c) par la conversion de créances ou (d) de toute autre manière, (ii) déterminer le lieu et la date d’émission, le prix d’émission, les conditions générales de souscription et de libération des nouvelles actions et (ii) supprimer ou limiter le droit préférentiel de souscription des actionnaires lors de la souscription de nouvelles actions contre paiement en espèces.

Le capital autorisé et le capital souscrit de la société peuvent être augmentés ou réduits par décision de l’assemblée générale des actionnaires statuant comme en matière de modification des statuts..

Article 6. Actions

Les actions seront émises uniquement sous forme nominative.

Un registre des actionnaires sera tenu au siège social et tout actionnaire pourra en prendre connaissance. Ce registre contiendra la désignation précise de chaque actionnaire et l’indication du nombre de ses actions, l’indication des paiements effectués sur ses actions ainsi que les transferts des actions avec leur date.

Chaque actionnaire notifiera son adresse et tout changement de celle-ci à la Société par lettre recommandée. La Société sera en droit de se fier pour toutes fins à la dernière adresse communiquée.

La propriété des actions nominatives résultera de l’inscription dans le registre des actionnaires.

Toute cession d’actions nominatives sera inscrite dans le registre des actionnaires par une déclaration de cession, datée et signée par le cédant et le cessionnaire ou par leur(s) fondé(s) de pouvoir ainsi que suivant les règles sur le transport des créances établies par l’article 1690 du Code civil luxembourgeois sur le transport des créances. De plus, la Société peut accepter et inscrire dans le registre des actionnaires toute cession mentionnée dans toute correspondance ou autre document établissant l’accord du cessionnaire et du cédant.

Des certificats reflétant les inscriptions dans le registre des actionnaires seront délivrés aux actionnaires. La Société peut émettre des certificats d’actions nominatives multiples

La Société peut émettre de certificats d’actionnaires multiples.

Les actions peuvent être détenues en fiducie par un ou plusieurs actionnaires.

Article 7. Augmentation et réduction du capital social

Le capital émis et/ou autorisé peut être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’assemblée générale des actionnaires ou de l’associé unique, selon le cas, adoptée aux conditions de quorum et de majorité exigées par les présents Statuts ou, le cas échéant, par la Loi pour toute modification des Statuts.

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Le capital souscrit de la société peut également être augmenté a une ou plusieurs reprises par une résolution du Conseil d’Administration, dans les limites du capital autorisé.

Les nouvelles actions à souscrire par apport en numéraire seront offertes par préférence aux actionnaires existants proportionnellement à la part du capital qu’ils détiennent. Le Conseil d’Administration fixera le délai pendant lequel le droit préférentiel de souscription devra être exercé. Ce délai ne pourra pas être inférieur à trente jours.

Par dérogation à ce que est dit ci-dessus, l’assemblée générale, délibérant aux mêmes conditions de quorum et de majorité que celles exigées par les présents Statuts ou, le cas échéant, par la Loi pour toute modification des Statuts, peut limiter ou supprimer le droit préférentiel de souscription ou autoriser le Conseil d’Administration , à le faire.

Article 8. Rachat d’actions

La Société peut racheter ses propres actions.

L’acquisition et la détention de ses actions propres se fera conformément aux conditions et dans les limites fixées par la Loi.

CHAPITRE III.- ADMINISTRATEURS,

COMMISSAIRE AUX COMPTES

Article 9. Parts Bénéficiaires

La Société peut émettre à tout moment des parts bénéficiaires disposant de droits fixés par les Statuts (les “Parts Bénéficiaires”). Le Conseil d’Administration est autorisé à émettre jusqu’à 35.000.000 Parts Bénéficiaires sans qu’un droit préférentiel de souscription soit réservé aux actionnaires existants pour les Parts Bénéficiaires émises. Les Parts Bénéficiaires ne pourront être émises qu’aux actionnaires de la Société. La décision d’émettre des Parts Bénéficiaires à un actionnaire relève de l’entière discrétion du Conseil d’Administration. Au moment de leur émission, le Conseil d’Administration devra lier les Parts Bénéficiaires à une ou plusieurs actions de la Société détenues par l’ (les) actionnaire(s) en faveur duquel (desquels) elles ont été émises, sur base d’un ratio applicable à cet actionnaire tel que fixé par le Conseil d’Administration au moment de l’émission, ce ratio devant se situer entre 1:1 et 20:1 des Parts Bénéficiaires aux actions.

Dans l’hypothèse où le Conseil d’Administration procède à une émission des Parts Bénéficiaires conformément aux dispositions du présent article 9, il prend, ou fait prendre, tous les étapes nécessaires à la modification des Statuts afin qu’ils reflètent cette émission.

Les Parts Bénéficiaires seront émises uniquement sous forme nominative et la propriété de chaque Part Bénéficiaire s’établit par inscription au registre des Parts Bénéficiaires (le “Registre PB”). Le Registre PB constitue la preuve de la propriété des Parts Bénéficiaires et toute personne dont le nom figure au Registre PB comme titulaire est considérée propriétaire des Parts Bénéficiaires enregistrées à son nom.

Le Registre PB pourra être tenu par la Société à son siège social ou pourra être confié par la Société à un agent de transfert. Le Registre PB doit contenir l’identité des titulaires, le nombre des Parts Bénéficiaires détenues par chacun d’eux ainsi que leur adresse et date d’entrée. En cas de transfert, rachat ou annulation effectués conformément aux dispositions des Statuts, les écritures correspondantes devront être inscrites au registre.

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La Société ne reconnaît qu’un seul propriétaire par Part Bénéficiaire. Si la propriété de la Part Bénéficiaire est indivise, ou si des fractions d’une Part Bénéficiaire sont détenues par plusieurs titulaires ou si la propriété de ces Parts Bénéficiaires est contestée, l’ensemble des personnes invoquant un droit sur cette (ces) Part(s) Bénéficiaire(s), ou disposant d’une fraction d’une Part Bénéficiaire respectivement, doivent nommer un mandataire spécial pour représenter cette (ces) Part(s) Bénéficiaire(s) envers la Société. Le manquement à cette obligation de nomination pourra entraîner la suspension du (des) droit(s) de vote rattaché(s) à de telle(s) Part(s) Bénéficiaire(s).

Les Parts Bénéficiaires ne donnent pas le droit aux dividendes, remboursement de primes d’émission ou à des distributions de quelque type que ce soit, y compris la distribution du boni de liquidation réalisée par la Société.

Chaque Part Bénéficiaire donne droit à une (1) voix à toute assemblée générale des actionnaires de la Société et chaque Part Bénéficiaire sera prise en considération dans le calcul du quorum et de la majorité requis pour les assemblées générales de la Société. Sauf indication contraire du contexte ou des termes du présent article, toute référence aux actionnaires dans les Statuts inclut les titulaires des Parts Bénéficiaires.

Les Parts Bénéficiaires ne peuvent pas être transférées et devront être automatiquement annulées en cas de cession ou de transfert de(s) l’action(s) à laquelle (auxquelles) elles sont liées, étant donné que les exceptions aux transferts des Parts Bénéficiaires ou à leur annulation lors de la cession ou du transfert des actions sous-jacentes auxquelles elles sont liées seront décidées par le Conseil d’Administration au cas par cas et relèveront de son entière discrétion, à cette occasion, le Conseil pourra aussi recalculer le ratio et, le cas échéant, répartir les Parts Bénéficiaires non annulées aux actions éligibles restantes (déjà liées à d’autres Parts Bénéficiaires) au prorata. En cas d’un calcul autorisé d’actions résultant d’un fractionnement d’actions, d’attribution d’actions gratuites, d’une subdivision ou division des actions ou combinaison d’actions à travers une consolidation ou action similaire, les Parts Bénéficiaires sont traitées de la même manière que les actions auxquelles elles sont liées.

De la même façon, toutes les Parts Bénéficiaires seront automatiquement annulées dans l’hypothèse où le nombre d’actions total détenu par Rosello Company Limited et D.G.E Investments Ltd, et leurs successeurs, descendrait en dessous de 189,115.

Toute modification affectant les droits des détenteurs des Parts Bénéficiaires fixés dans les Statuts requiert une décision de l’assemblée générale des actionnaires prise aux conditions de quorum et de majorité requises pour une modification des Statuts. En outre, les mêmes quorum et majorité devront également être atteints à une assemblée des titulaires des Parts Bénéficiaires comme s’ils votaient en tant que catégorie distincte.

Article 10. Conseil d’Administration

La Société est gérée et administrée par un conseil d’administration (ci-après le “Conseil d’Administration”) composé de membres de catégorie A (les “Administrateurs A”) et de membres de catégorie B (les “Administrateurs B”), associés ou non (ci-après les “Administrateurs”).

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Les Administrateurs seront nommés par l’assemblée générale qui détermine la durée de leur mandat, et ils resteront en fonction jusqu’à ce que leurs successeurs soient élus. Ils sont rééligibles et ils peuvent être révoqués à tout moment, avec ou sans motif par décision de l’assemblée générale.

Article 11. Réunions du Conseil d’Administration

Le conseil d’Administration pourra choisir parmi ses membres un président (le « Président »). Il pourra également nommer un secrétaire qui n’a pas besoin d’être membre du Conseil d’Administration et qui sera responsable de la tenue des procès-verbaux des réunions du Conseil d’Administration (« le Secrétaire ») et des actionnaires.

Le Conseil d’Administration se réunira sur convocation du Président. Une réunion du Conseil d’Administration doit être convoquée si deux de ses membres le demandent.

Le Président présidera toutes les réunions du Conseil d’Administration, mais en son absence le Conseil d’Administration désignera un autre membre du Conseil d’Administration comme président pro tempore à la majorité des membres présents.

Sauf en cas d’urgence ou avec l’accord écrit préalable de tous ceux qui ont le droit d’y assister, une convocation écrite de toute réunion du Conseil d’Administration devra être transmise, vingt-quatre heures au moins avant la date prévue pour la réunion, par fax ou par télégramme permettant la transmission d’un texte écrit. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être passé outre cette convocation avec l’accord écrit de chaque membre du conseil d’Administration, transmis par tout moyen de communication permettant la transmission d’un texte écrit. Une convocation spéciale ne sera pas requise pour les réunions se tenant à une date et à un endroit déterminés dans une résolution préalablement adoptée par le Conseil d’Administration.

Toute assemblée du Conseil d’ Administration se tiendra à Luxembourg ou tout autre endroit que le Conseil d’Administration pourra déterminer d’un temps à l’autre. Tout membre du Conseil d’Administration pourra se faire représenter aux réunions du Conseil d’ Administration en désignant par écrit par fax ou télégramme un autre membre du Conseil d’ Administration comme son mandataire.

Le quorum du Conseil d’Administration est d’ un (1) Administrateur A et d’un (1) Administrateur B présent à la réunion ou trois (3) administrateurs en fonction.

Toutes les affaires à l’ordre du jour de toute réunion du Conseil d’Administration seront déterminées par une résolution passée à la majorité des voix sous condition qu’au moins un (1) Administrateur A et un (1) Administrateur B (à chaque fois, soit en personne soit par procuration) votent en faveur de la résolution Dans le cas d’une égalité de voix, le Président aura une voix prépondérante (la « Voix Prépondérante»). La Voix Prépondérante sera personnelle au Président et ne pourra être transférée à un administrateur agissant comme président de la réunion du Conseil d’Administration, en l’absence du Président.

Un ou plusieurs membres du Conseil d’Administration peuvent participer à une réunion par conférence téléphonique, visioconférence ou par tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément l’une avec l’autre. Une telle participation sera considérée équivalente à une présence physique à la réunion.

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En cas d’urgence, une décision écrite signée par tous les membres du Conseil d’Administration est régulière et valable comme si elle avait été adoptée à une réunion du Conseil d’Administration, dûment convoquée et tenue. Une telle décision pourra être consignée dans un seul ou plusieurs écrits séparés ayant le même contenu et signé par un ou plusieurs membres du Conseil d’Administration.

Article 12. Procès-verbaux des réunions du Conseil d’Administration

Les procès-verbaux de toute réunion du Conseil d’Administration seront signés par le Président de la réunion et par le secrétaire (s’il y a un). Les procurations resteront annexées aux procès-verbaux.

Les copies ou extraits de ces procès-verbaux, destinés à servir en justice ou ailleurs, seront signés par le Président et le Secrétaire (s’il y en a) ou par deux membres du Conseil d’Administration.

Article 13. Pouvoirs du Conseil d’Administration

Le Conseil d’Administration est investi de tous les pouvoirs (à l’exception de ceux qui sont expressément réservés par la loi à l’associé unique ou à l’assemblée générale des actionnaires) pour accomplir tout acte nécessaire pour accomplir l’objet social de la Société.

Tous pouvoirs qui ne sont pas expressément réservés par la loi ou les statuts de la société à l’associé unique ou à l’assemblée générale des actionnaires sont dans la compétence du Conseil d’Administration.

Article 14. Délégation de pouvoirs - Représentation de la Société

La gestion journalière de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion pourront, conformément à l’article 60 de la Loi, être déléguées à un ou plusieurs administrateurs (le(s) «Administrateur(s) Délégué(s) », directeurs, gérants et autres agents, associés ou non, agissant seuls ou conjointement. Leur nomination, leur révocation et leurs attributions seront réglées par une décision du conseil d’administration. La délégation à un membre du conseil d’administration impose au conseil l’obligation de rendre annuellement compte à l’assemblée générale ordinaire des traitements, émoluments et avantages quelconques alloués au délégué. La Société peut également conférer tous mandats spéciaux par procuration authentique ou sous seing privé.

Article 15. Conflit d’Intérêts

Aucun contrat ni autre transaction entre la Société et d’autres sociétés ou entreprises ne sera affecté ou invalidé par le fait qu’un ou plusieurs membres du Conseil d’Administration, fondés de pouvoirs de la Société ont un intérêt personnel dans telle autre société ou entreprise, ou en sont administrateur, associé, fondé de pouvoirs ou employé. Toute personne liée, de la manière décrite ci-dessus, à une société ou entreprise, avec laquelle la Société contractera ou entrera autrement en relations d’affaires, ne devra pas être empêchée de délibérer, de voter ou d’agir autrement sur une opération relative à de tels contrats ou transactions au seul motif de ce lien avec cette autre société ou entreprise.

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Nonobstant ce qui précède, au cas où un Administrateur aurait un intérêt personnel dans une transaction de la Société devra le faire savoir au Conseil d’Administration et ne devra pas délibérer ou voter à cette transaction. Le membre du Conseil d’Administration qui a un intérêt personnel dans la transaction proposée ne pourra ni prendre part aux délibérations ni émettre un vote au sujet de cette transaction.

Cette transaction ainsi que l’intérêt personnel de l’Administrateur devront être portés à la connaissance de la prochaine assemblée générale des actionnaires/ seule actionnaire.

La Société indemnisera touts administrateurs , fondés de pouvoirs de la Société et, le cas échéant, leurs héritiers, pour tous dommages qu’il ont à payer et tous frais raisonnables qu’ils auront encourus par suite de leur comparution en tant que défendeurs dans des actions en justice, des procès ou des poursuites judiciaires qui leur auront été intentés de par leurs fonctions actuelles ou anciennes d’administrateur, de fondé de pouvoirs ou d’employé de la Société, ou à la demande de la Société, de toute autre société dans laquelle la Société est actionnaire ou créancier et dans laquelle ils n’ont pas droit à indemnisation, exception faite des cas où leur responsabilité est engagée pour négligence grave ou mauvaise gestion.

En cas d’arrangement transactionnel, l’indemnisation ne portera que sur les questions couvertes par l’arrangement transactionnel et dans ce cas seulement si la Société reçoit confirmation par son conseiller juridique que la personne à indemniser n’est pas coupable de négligence grave ou mauvaise gestion. Ce droit à indemnisation n’est pas exclusif d’autres droits auxquels les personnes susnommées pourraient prétendre en vertu des présents Statuts.

Article 16. Représentation de la société

Vis-à-vis des tiers, la Société sera engagée par la signature conjointe d’un Administrateur A et d’un Administrateur B, ou par la signature conjointe ou par la signature individuelle de toutes personnes à qui un tel pouvoir de signature aura été délégué par le Conseil d’Administration, mais seulement dans les limites de ce pouvoir.

Article 17. Commissaires aux comptes

Les affaires de la Société et sa situation financière, devront être contrôlés par un ou plusieurs commissaires aux comptes, qui ne doivent pas être actionnaires.

Le ou les commissaires aux comptes seront nommés par l’assemblée générale des actionnaires ou l’associé unique, selon le cas, qui déterminera leur nombre, pour une durée qui ne peut dépasser six ans, et ils resteront en fonction jusqu’à la nomination de leurs successeurs. Ils sont rééligibles et ils peuvent être révoqués, à tout moment, avec ou sans motif, par l’assemblée générale des actionnaires ou l’associé unique, selon le cas.

CHAPITRE IV.- ASSEMBLÉE GÉNÉRALE DES ACTIONNAIRES

Article 18. Pouvoirs de l’assemblée générale des actionnaires

Toute assemblée générale des actionnaires de la Société régulièrement constituée représente l’ensemble des actionnaires.

Lorsque la Société compte un associé unique, il exerce les pouvoirs dévolus à l’assemblée générale.

L’assemblée générale des actionnaires a tous les pouvoirs qui lui sont réservés par les présents Statuts et par la Loi.

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Article 19. Assemblée générale annuelle

L’assemblée générale annuelle se réunit au siège social de la Société ou à tout autre endroit indiqué dans les convocations le dernier jour ouvrable du mois de juin de chaque année à 15.00 heures.

Si ce jour est un jour férié légal, l’assemblée se tiendra le premier jour ouvrable suivant.

Article 20. Autres assemblées générales

Le Conseil d’Administration peut convoquer autres assemblées générales. De telles assemblées doivent être convoquées si des actionnaires représentant au moins dix pour cent (10%) du capital social le demandent.

Les assemblées générales des actionnaires, y compris l’assemblée générale annuelle, peuvent se tenir à l’étranger chaque fois que des circonstances de force majeure, appréciées souverainement par le Conseil d’Administration, le requièrent.

Article 21. Procédure, vote

Les actionnaires se réunissent après convocation du Conseil d’Administration ou des commissaires aux comptes, conformément aux conditions fixées par la Loi. La convocation envoyée aux actionnaires indiquera la date, l’heure et le lieu de l’assemblée générale ainsi que l’ordre du jour et la nature des affaires à traiter lors de l’assemblée générale des actionnaires.

Si tous les actionnaires sont présents ou représentés et déclarent avoir eu connaissance de l’ordre du jour de l’assemblée, celle-ci peut se tenir sans convocation préalable.

Un actionnaire peut agir à toute assemblée des actionnaires en désignant par écrit par fax ou télégramme un mandataire qui ne doit pas être actionnaire.

Le Conseil d’Administration peut déterminer toute autre condition qui doit être remplie pour prendre part à l’assemblée des actionnaires.

Si d’autres conditions ne sont pas requises par la loi ou les présents statuts, les résolutions seront prises par une majorité simple des votes sans tenir compte du nombre des actions présentes ou représentées à l’assemblée.

Un vote est attaché à une action.

Des copies des procès verbaux des assemblées à produire dans les instances judiciaires doivent être signées par deux membres du Conseil d’Administration ou par le Président du Conseil d’Administration.

CHAPITRE V.- ANNÉE SOCIALE,

RÉPARTITION DES BÉNÉFICES

Article 22. Année sociale

L’année sociale de la Société commence le premier janvier de chaque année et finit le trente et un décembre de la même année.

Le Conseil d’Administration doit préparer les comptes annuels de la société conformément à la loi luxembourgeoise et à la pratique comptable.

Article 23. Répartition des bénéfices

Sur les bénéfices nets de la Société il sera prélevé cinq pour cent (5%) pour la formation d’un fonds de réserve légale. Ce prélèvement cesse d’être obligatoire lorsque et aussi longtemps que la Réserve Légale atteindra dix pour cent (10%) du capital émis.

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L’assemblée générale des actionnaires ou l’associé unique, décide de l’affectation du solde des bénéfices annuels nets. Elle peut décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, de le reporter à nouveau ou de le distribuer aux actionnaires comme dividendes.

Dans les conditions établies par la loi, le Conseil d’Administration peut payer un avance sur les dividendes. Le Conseil d’Administration détermine la date et le montant de tout payement d’acompte sur dividendes.

La société peut racheter ses propres actions en conformité avec la loi.

CHAPITRE VI.- DISSOLUTION, LIQUIDATION

Article 24. Dissolution, liquidation

La Société peut être dissoute par une résolution de l’assemblée générale des actionnaires ou par l’associé unique, selon le cas, délibérant aux mêmes conditions de quorum et de majorité que celles exigées par les présents Statuts ou, le cas échéant, par la Loi pour toute modification des Statuts.

Lors de la dissolution de la Société, la liquidation s’effectuera par les soins du Conseil d’Administration ou par l’Administrateur unique, selon le cas, ou par toute autre personne (qui peut être une personne physique ou une personne morale), nommés par l’assemblée générale des actionnaires qui déterminera leurs pouvoirs et leurs émoluments.

CHAPITRE VII. MODIFICATION DES STATUTS

Article 25. Les présents statuts pourront être modifiés par une décision de l’assemblée générale des actionnaires statuant aux conditions de quorum et de majorité prévues par l’article 67-1 de la Loi.

CHAPITRE VIII.- LOI APPLICABLE

Article 26. Loi applicable

Pour tout ce qui n’est pas réglé par les présents statuts, les parties se réfèrent aux dispositions de la Loi. Au cas où l’une des dispositions des présents statuts ne serait pas en accord avec les dispositions du Pacte d’Actionnaires, le Pacte d’Actionnaires prévaudra inter partes et dans la mesure permise par la loi luxembourgeoise.

STATUTS COORDONNES, délivrés à la société sur sa demande.

Belvaux, le 28 novembre 2017.

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